Exhibit 99.1

Contact:	Media Relations Michele Davis 212 761-9621	Investor Relations Celeste Mellet Brown 212 761 3896

For Immediate Release

Morgan Stanley Announces Share Repurchase of up to $1 Billion of Common Stock and Doubling of Its Quarterly Dividend to $0.10 Per Share

NEW YORK, March 26, 2014 – Morgan Stanley announced today that it received no objection from the Board of Governors of the Federal Reserve System to the Firm’s 2014 Capital Plan that was submitted to the Federal Reserve on January 6, 2014.  This capital plan included a share repurchase of up to $1 billion of common stock beginning in the second quarter of 2014 through the end of the first quarter of 2015, as well as an increase in the Firm’s quarterly common stock dividend to $0.10 per share from the current $0.05 per share, beginning with the dividend expected to be declared in the second quarter of 2014.

James Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “As we continue the successful execution of our strategic agenda, we are pleased to be able to increase the return of capital to shareholders.  Today’s actions are another important step in our multi-year plan for the Firm.”

Share repurchases under the Firm’s existing authorized program will be exercised from time to time through March 31, 2015, at prices Morgan Stanley deems appropriate subject to various factors, including its capital position and market conditions.  The share repurchases may be effected through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans, and may be suspended at any time.  Morgan Stanley’s Board of Directors intends to increase the quarterly common stock dividend to $0.10 per share, with the dividend payable in the second quarter of 2014.

Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

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